Ball Corporation
                           Current Report on Form 8-K
                               Dated May 4, 1995



                                                                   Exhibit EX-99

Following is the text of a press release disseminated by the registrant on April 26, 1995:


  ------------------------------------------------------------------------
  BALL CORPORATION NAMES GEORGE A. SISSEL
  PRESIDENT AND CHIEF EXECUTIVE OFFICER
  ------------------------------------------------------------------------

        MUNCIE, Ind., April 26, 1995-- The Board of Directors of Ball Corporation [NYSE:BLL] today elected George A. Sissel, 58, as the company's president and chief executive officer. Sissel has been acting president and CEO since May 1994.

        "Mr. Sissel has done an outstanding job as acting president and CEO over the last 11 months and throughout his distinguished career with Ball Corporation," said Alvin Owsley, chairman of the board. "The board conducted a very thorough search over a long period. We are confident we have found the right person for the job in George."

        Sissel was senior vice president, corporate affairs, as well as corporate secretary and general counsel in addition to being acting president and CEO. He joined Ball as group counsel in Boulder, Colo., in 1970 and became associate general counsel in Muncie in 1972. He was elected vice president and general counsel in 1981 and senior vice president in 1987. He has been corporate secretary since 1979.

        "George took over as acting president and CEO after the company's disappointing performance in 1993 and proceeded to turn things around in 1994," Owsley said. "It is clear he has the support and respect of people throughout the corporation and elsewhere."

        Sissel was elected by the board at its meeting which followed Ball's annual meeting of shareholders, at which the company reviewed record 1994 performance in terms of sales, earnings, earnings per common share and sales per employee. The company also reported that first quarter 1995 earnings of $18.8 million were up 93 percent over the previous year's first quarter.

        Sissel holds a B.S. degree in electrical engineering from the University of Colorado and a Juris Doctor (cum laude) degree from the University of Minnesota. He completed the Program for Senior Executives at the MIT Sloan School of Management, where he was class chairman.

        Ball Corporation manufacturers containers for the beverage and food industries and provides aerospace systems and professional services to government and commercial customers. The company reported 1994 sales of $2.6 billion.

  8/95   Media Contact:  Harold Sohn at 317/747-6483, nights at 317/573-8279, or
                         Scott McCarty at 317/747-6175, nights at 317/284-7606

         Investor Relations:  Brad Wilks, 317/747-6165, nights at 317/282-6198